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                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-53445) pertaining to the Nanophase Technologies Corporation Amended and Restated 1992 Stock Option Plan and in the Registration Statement(Form S-8 No. 333-74170) pertaining to the Nanophase Technologies Corporation 2001 Equity Compensation Plan, of our report dated January 31, 2003, except for the first paragraph of Note 17 for which the date is March 17, 2003, with respect to the financial statements and schedule of Nanophase Technologies Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2002.

                                             /s/ McGladrey & Pullen LLP
                                             McGladrey & Pullen LLP

Schaumburg, Illinois
March 28, 2003